Exhibit 99.1
Lime Energy Co. Reports Results for
Three-Month and Nine-Month Periods Ended September 30, 2007
Company Reports Record Revenues and Gross Profit While Continuing To Expand Sales Platform and
Enhance Product Offering
Third Quarter 2007 Results:
•	Revenue for the third quarter of 2007 increased 156% to $5,461,090 from $2,130,158 for the third quarter of 2006.

•	Gross profit for the third quarter increased 167% to $1,434,435 from $537,545 for the third quarter of 2006.

•	Net loss declined 38% during the third quarter to $2,565,425 as compared to a net loss of $4,117,510 for the third quarter of 2006.

•	Basic and diluted loss of $0.05 per share for the third quarter of 2007 as compared to a loss of $0.08 per share for the third quarter of 2006.

•	Adjusted EBITDA loss declined 61% to $758,723 from $1,930,472 for the third quarter of 2006*.
Nine-months ended September 30, 2007 Results:
•	Revenue for the nine-month period ended September 30, 2007 increased $7,481,009, or 162%, to $12,092,330 as compared to $4,611,321 for the same period during 2006.

•	Gross profit for the nine-month period ended September 30, 2007 increased $1,827,646, or 161%, to $2,964,471 from $1,136,825 for the first nine-months of 2006.

•	Net loss for the first nine-months of 2007 declined 26% to $7,919,916 as compared to a net loss of $10,733,933 for the first nine-months of 2006.

•	Net loss available to common stockholders of $7,919,916 for the first nine-months of 2007 as compared to $35,081,658 for the first nine-months of 2006.

•	Basic and diluted loss of $0.15 per share for the first nine-months of 2007 as compared to $1.83 per share for the first nine-months of 2006.

•	Adjusted EBITDA loss declined 24% to $3,575,555 during the nine-month period ended September 30, 2007 as compared to $4,682,388 for the same period during 2006*.

*	Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.
ELK GROVE VILLAGE, IL, November 14, 2007 / PR Newswire/—Lime Energy Co. (OTCBB: LMEC), a leading developer and integrator of energy savings technologies today announced its results for the three months and Nine-month periods ended September 30, 2007.
“Our third quarter results continue to validate our business model and demonstrate Lime’s success in growing and expanding our sales and service platform for our customers,” stated David Asplund, CEO of Lime Energy. “Our existing national and regional clients are embracing the broad range of services and technology we offer with unprecedented regularity while our sales people continue to build and develop new customer relationships in shorter time periods. This quarter we began to realize recurring revenue from our lighting business, as long term customers began upgrading and replacing systems we first installed only a few years ago with advanced and more efficient lighting technologies. With the technology cycle in the lighting business typically taking three to five years, we believe this form of recurring revenue will become a much greater percentage of our baseline sales levels in years to come.”

“While we continued to record strong levels of organic growth this quarter, we also continued our strategy of methodically building out our national footprint with the purchase of Washington’s Preferred Lighting Inc. That acquisition further expanded our customer base, broadened our geographic reach and brought us strong utility relationships in an important northwest part of the country.
We believe that our level of sophistication as an organization and leadership position in this space became further evident and recognized this quarter when two leading California utilities turned to Lime to help them reduce energy consumption at their own facilities. In addition, during the quarter we further expanded our ability to offer customers greater levels of economic incentives by working closer with utilities, thus ensuring that Lime maximized returns for our customers from efficiency rebate opportunities and demand side management (DSM) programs,” continued Mr. Asplund.
“In a very short period of time, Lime Energy has become a leading brand for energy efficiency and conservation for commercial and industrial businesses on a national level. We feel that our reputation is getting stronger every day and our timing and positioning as a recognized leader in the energy efficiency business could not be any better. With the price of oil pushing one hundred dollars per barrel and conservation now a major point of discussion in every boardroom in America, we believe our opportunity for growth is stronger than ever. Today we announced record revenues with triple digit growth levels. Given all current long term trends of higher electricity costs and the obvious need to reduce and eliminate energy waste to manage these costs we believe there is no reason why Lime cannot continue this level of growth for many years to come,” concluded Mr. Asplund.
Third quarter 2007
LIME ENERGY CO.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended September 30
	2007	2006

Revenue	$5,461,090	$2,130,158

Cost of sales	4,026,655	1,592,613

Gross profit	1,434,435	537,545

Selling, general and administrative	2,965,965	3,561,427
Amortization of intangibles	713,881	413,137
Impairment loss	—	760,488

Operating loss	(2,245,411)	(4,197,507)

Interest (expense) income, net	(320,014)	79,997

Net Loss	(2,565,425)	(4,117,510)

Basic and Diluted Loss Per Common Share	$(0.05)	$(0.08)

Weighted Average Common Shares Outstanding	53,651,740	49,308,350
Our total revenue for the three-month period ended September 30, 2007 increased $3,330,932, or 156%, to $5,461,090 as compared to $2,130,158 for the three-month period ended September 30, 2006. Revenue from our Energy Services business increased $3,891,000 to approximately $5,001,000 from $1,110,000 in the three-month period ended September 30, 2006. This increase is the result of higher sales at Parke and the addition of Kapadia Energy Services, Texas Energy Products, Lime Midwest and Preferred Lighting during the last twelve months. Revenue from our Energy Technology segment declined approximately 33% to $683,000 during the third quarter of 2007 from $1,020,000 in the same period of 2006. The decline was due to our decision in late 2006 to discontinue the active marketing of our EnergySaver line of lighting controllers and lower sales at Maximum Performance Group (“MPG”). MPG’s sales for the quarter were negatively impacted by delays in the development of enhanced versions of its eMAC line of HVAC and lighting controllers. One of the new versions of the eMAC began shipping at the end of the third quarter and another version is expected to be available in early 2008. We believe we will experience continued increases in revenue in future periods as the result of the acquisitions we have closed during the past 12 months, recent additions to our sales force and increased eMAC sales.
Cost of sales for the three-month period ended September 30, 2007 increased $2,434,042, or 153%, to $4,026,655 from $1,592,613 for the three-month period ended September 30, 2006. The increase in cost of sales was primarily due to the increase in sales. Gross profit for the third quarter of 2007 increased $896,890, or 167%, to $1,434,435 from $537,545 earned in the same period during 2006. Our gross margin on sales for the third quarter increased from 25.2% in 2006 to 26.3% in 2007. The improvement in gross profit was due to the addition of the newly created Energy Services segment, which was partially offset by lower margins in the Energy Technology segment resulting from lower revenue at MPG and charges at MPG related to the scrapping of unusable inventory. We believe that the gross profit will improve in future periods with increased eMAC sales and if Energy Service revenues continue to increase as we expect.
SG&A for the three-month period ended September 30, 2007 declined $595,462, or 17%, to $2,965,965 from $3,561,427 for the three-month period ended September 30, 2006. Share based compensation expense declined $1 million, but was offset by approximately $372,000 of additional SG&A related to the additions of Kapadia, Texas Energy, Lime Midwest and Preferred Lighting. Lower SG&A expense resulting from the discontinuation of our EnergySaver business was more than offset by increases in sales and marketing expense at Parke and MPG due to increased marketing activities. We expect our quarterly SG&A for the balance of 2007 to remain relatively unchanged from the level realized during the second quarter, except for increases related to recently completed acquisitions.
Other expenses for the three-month period ending September 30, 2007 increased $400,011 to $320,014 from income of $79,997 for the 2006 period. Interest expense increased $378,466 to $395,346 during the three months ended September 30, 2007 from $16,880 for the same period in 2006. The components of interest expense for the three-month periods ended September 30, 2007 and 2006 are as follows:

Three months ended September 30	2007	2006

Contractual interest	$143,004	$16,880
Amortization of deferred issuance costs and debt discount	252,342	—

Total Interest Expense	$395,346	$16,880

The increase in interest expense was the result of the sale of $5 million of subordinated convertible notes during the second quarter of 2007 and additional vehicle loans. Interest on these new subordinated convertible term notes is payable 50% in cash and 50% in shares of our common stock valued at the closing price of the stock on the interest due date.
Interest income declined $21,545 to $75,332 for the third quarter of 2007 from $96,877 for the same period of 2006 due to lower average invested cash balances.

Nine-months ended September 30, 2007
LIME ENERGY CO.
Condensed Consolidated Statement of Operations
(Unaudited)

	Nine-months Ended September 30
	2007	2006
Revenue	$12,092,330	$4,611,321

Cost of sales	9,127,859	3,474,496

Gross profit	2,964,471	1,136,825

Selling, general and administrative	8,869,749	7,221,592
Amortization of intangibles	1,652,710	736,144
Impairment loss	—	760,488

Operating loss	(7,557,988)	(7,581,399)

Interest income (expense), net	(361,928)	(3,131,109)

Loss from continuing operations	(7,919,916)	(10,712,508)

Loss from operation of discontinued business	—	(21,425)

Net Loss	(7,919,916)	(10,733,933)

Preferred Stock Dividends	—	(24,347,725)

Net Loss Available to Common Shareholders	$(7,919,916)	$(35,081,658)

Basic and diluted loss per common share from continuing operations	$(0.15)	$(1.83)

Discontinued operations	—	(0.00)

Basic and Diluted Loss Per Common Share	$(0.15)	$(1.83)

Weighted Average Common Shares Outstanding	52,441,622	19,198,805
Our total revenue for the nine-month period ended September 30, 2007 increased $7,481,009, or 162%, to $12,092,330 as compared to $4,611,321 for the nine-month period ended September 30, 2006. Revenue from the Energy Services segment, which was created on June 30, 2006 with the acquisition of Parke, was increased by approximately $8,813,000 when compared to the same period in 2006. This increase in revenue was partially offset by lower sales in our Energy Technology segment due to our decision to discontinue the active marketing of the EnergySaver product line in late 2006 and lower sales from our MPG subsidiary. MPG’s sales were negatively impacted by delays in the development of enhanced versions of its eMAC line of HVAC and lighting controllers. One of the new versions of the eMAC began shipping at the end of the third quarter and another version is expected to be available in early 2008.
Cost of sales for the nine-month period ended September 30, 2007 increased $5,653,363, or 163%, to $9,127,859 from $3,474,496 for the same period in 2006. The increase in cost of sales was directly related to the increase in sales. The gross profit earned during the first nine months of 2007 increased

161% to $2,964,471 from the $1,136,825 earned in the first nine months of 2006, while our gross profit margin declined slightly from 24.7% to 24.5%. Margins for the first nine months of 2007 were impacted by lower revenue at MPG and charges at MPG related to the scrapping of unusable inventory. We believe that the gross profit will improve in future periods with increased eMAC sales and if Energy Service revenues continue to increase as we expect.
SG&A for the nine-month period ended September 30, 2007 increased 23% or $1,648,157 to $8,869,749 from $7,221,592 for the same period during 2006. Contributing to the increase was a $100,000 increase in share based compensation and approximately $1.6 million of SG&A expense associated with our recently acquired companies. SG&A for 2007 also included a $209,000 increase in research and development costs related to enhancements in our eMAC product line, $162,000 in non-cash charges related to warrants issued to consultants as partial consideration for their services, and a $268,125 penalty for failing to register the shares issued as part of the June 2006 PIPE transaction as required under the transaction documents. The shares were registered on February 14, 2007, at which time the penalty stopped accruing. The penalty was paid through the issuance of shares of our common stock in February 2007. These increases in SG&A were partially offset by reductions in SG&A as a result of our decision to cease the active marketing of our EnergySaver product line in late 2006. SG&A for the first nine months of 2006 included registration penalties of $185,260 related to our inability to register shares for the former lender under two convertible term loans. This penalty stopped accruing in June 2006 when the related loans were repaid. The penalties were satisfied through the issuance of common stock in June 2006.
Amortization of intangible assets increased $916,566, or 124%, to $1,652,710 during the first nine months of 2007 as compared to $736,144 for the same period during 2006. The increase in the expense was the result of the acquisitions of Kapadia in September 2006, Texas Energy in May 2007 and Preferred Lighting in July 2007. Amortization expense related to intangible assets is expected to decline starting in the fourth quarter of 2007 as the intangibles associated with these acquisitions become fully amortized.
Other expense declined $2,769,181, to $361,928 from $3,131,109 for the nine-month period ended September 30, 2007 and 2006, respectively. Interest expense decreased $2,699,160 to $557,595 during the first nine months of 2007 from $3,256,755 during the first nine months of 2006. The components of interest expense for the nine-month periods ended September 30, 2007 and 2006 are as follows:

Nine months ended	2007	2006

Contractual interest	$217,482	$347,624
Amortization of deferred issuance costs and debt discount	340,113	1,175,970
Value of adjustment in conversion price	—	950,865
Prepayment penalties	—	516,071
Termination of post re-payment interest Obligation	—	266,225

Total Interest Expense	$557,595	$3,256,755

Dividend expense was $0 for the nine-month period ended September 30, 2007, as compared to $24,347,725 for the same period in 2006. All of the Series E Convertible Preferred Stock which gave rise to the dividend expense, was converted to common stock in June 2006.
Liquidity and Capital Resources
As of September 30, 2007, we had cash and cash equivalents of $4,632,512 compared to $4,663,618 on December 31, 2006. Our debt obligations as of September 30, 2007 consisted of a mortgage of $499,000 on our facility in Elk Grove Village Illinois, subordinated convertible term notes of $5 million, vehicle loans of $149,840 and a demand note payable to a stockholder of $150,000.

Our principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and consulting services, rent, the funding of inventory and accounts receivable, and capital expenditures and the costs of servicing our outstanding debt. We have financed our operations since inception through the private placement of our common stock, preferred stock and various secured and unsecured loans.
The following table summarizes, for the periods indicated, selected items in our consolidated statement of cash flows:

Nine months ended September 30	2007	2006

Net cash used in operating activities	$(6,925,609)	$(4,335,193)
Net cash used in investing activities	(969,738)	(4,043,271)
Net cash provided by financing activities	7,864,241	10,975,188

Net (decrease) increase in cash and cash equivalents	(31,106)	2,596,724

Cash and cash equivalents, at beginning of period	4,663,618	4,229,150

Cash and cash equivalents, at end of period	$4,632,512	$6,825,874

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006
Net cash decreased $31,106 during the first nine months of 2007 as compared to an increase of $2,596,724 during the same period in 2006.
Operating Activities
Cash consumed by operating activities increased $2,590,416, or 60%, to $6,925,609 during the first nine months of 2007 as compared to $4,335,193 during the same period in 2006. Cash used to fund the net loss before changes in working capital decreased $1,727,586, or 40%, to $2,597,415 during the first nine months of 2007 from $4,325,001 during the first nine months of 2006. This decline was primarily due to increased sales, an improvement in the gross profit earned on sales and a reduction in our cash interest expense. We anticipate continued reductions in the cash used to fund the net loss before changes in working capital as sales and profitability improve in future periods.
Changes in working capital (adjusted for business acquisitions and disposals) consumed cash of $4,328,194 during the first nine months of 2007 as compared to consuming cash of $10,192 during the first nine months of 2006. The increase in working capital during the nine-month period ended September 30, 2007 was the largely the result of increased business activity during the period. We expect our working capital requirements to continue to grow in future periods if the business continues to expand as we hope it will.
Investing Activities
Cash used in investing activities declined $3,073,533 to $969,738 during the nine-month period ended September 30, 2007, from $4,043,271 for the same period in 2006. During 2007 we acquired the assets and assumed certain liabilities of Texas Energy Products and Preferred Lighting in two separate transactions. The cost of the acquisitions, including transaction costs, net of cash acquired was $593,586. During 2006 we acquired Parke P.A.N.D.A. Corporation and Kapadia Consulting for $3,930,120, which includes the cash consideration and transaction costs, net of the cash acquired. Also during 2006 we sold all of the stock of Great Lakes Controlled Energy Corporation to the former owners of that company. Great Lakes’ cash balances of $83,586 were transferred with the sale of the company. Fixed asset purchases increased $347,021 to $376,152 during the first nine months of 2007 from $29,565 during the same period of 2006. The increase was primarily related to purchases of additional delivery vehicles required to support our increased level of business activity and acquisition of a new accounting system and related hardware.
Financing Activities
Financing activities generated cash of $7,864,241 during the first nine months of 2007 as compared to generating $10,975,188 during the first nine months of 2006. In April 2007 we received the proceeds from a stockholder rights offering which raised $2,999,632 and incurred issuance costs of $248,293. During May and June of 2007 we raised $5,000,000 through the issuance of subordinated convertible term notes to a group of eight investors, incurring issuance costs of $8,572 in the process. We also borrowed $121,207 during the nine months ended September 30, 2007 to fund the purchase of new delivery vehicles, made scheduled payments of $39,458 on our mortgage and vehicle loans and received $39,725 from the exercise of options and warrants.
In June 2006 we raised $17,875,000 in gross proceeds through the sale of our common stock, while incurring $101,162 in costs related to the issuance. We used $5,038,030 of the proceeds to pre-pay the principal on two convertible term loans and the holder of our convertible revolving note converted $943,455 outstanding on the note to common stock. Also during 2006 we used $1,056,545 to pay down our revolver, $304,075 for scheduled principal payments and $400,000 to pay off the balance on Parke’s revolver, which we assumed as part of the Parke acquisition.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure
We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission. We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.
A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Net loss	$(2,565,425)	$(4,117,510)	$(7,919,916)	$(10,733,933)
Depreciation and amortization	763,383	460,364	1,771,012	866,896
Interest expense (income), net	320,014	(79,997)	361,928	3,131,109
Provision for income taxes	—	—	—	—

EBITDA	(1,482,028)	(3,737,143)	(5,786,976)	(6,735,928)

Non-cash share based compensation	723,305	1,806,671	2,211,421	2,053,540

Adjusted EBITDA	$(758,723)	$(1,930,472)	$(3,575,555)	$(4,682,388)

Additional Information
A full analysis of the three-month and nine-month period results are available in the Company’s 10-Q, which is available on the Company’s website at www.lime-energy.com or on Edgar.
Conference Call Information
Lime Energy will host a conference call on Monday November 19th at 4:15 PM Eastern Time to discuss these results.
Investors can access the call by calling toll free 800-798-2796 and use passcode 93454165. International callers can dial 617-614-6204 and use the same passcode.
The call will be available for replay until December 19th, 2007 by dialing toll free 888-286-8010 or 617-801-6888. The replay will require use of passcode 96337230.
This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
About Lime Energy Co.
Lime Energy is one of the nation’s leading energy efficiency technology and engineering companies. Lime brings together more than 75 years of experience in design, engineering and installation of energy efficient solutions providing customers with guaranteed saving results and high returns on invested capital. The company’s stock is traded on the OTC Bulletin Board under the symbol LMEC. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437- 1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to Lime in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.